Exhibit 99.2
Velo3D, Inc. Enters Debt Amendment Agreement with Existing Note Holder

CAMPBELL, Calif, December 28, 2023-- Velo3D, Inc. (NYSE: VLD) (the “Company” or “Velo3D”), a leading metal additive manufacturing technology company for mission-critical parts, today announced it has entered into a note amendment (the “Note Amendment”) to the Company’s senior secured notes due 2026 (the “Secured Notes”) with the note holders. The Note Amendment was entered into concurrently with the Company’s recently announced registered direct equity offering.

Pursuant to the Note Amendment (A) the Company will make a cash payment to the note holders of $25.0 million to repay approximately $20.8 million of aggregate principal amount of the Secured Notes, together with accrued and unpaid interest (the “Cash Payment”), and (B) effective as of the completion of the Cash Payment, the Secured Notes will be amended to, among other things, (i) remove the requirement to redeem an aggregate of $8,750,000 of principal amount of Secured Notes for a repayment price of $10,500,000, plus accrued and unpaid interest, on January 1, 2024, and (ii) remove the requirement to maintain a minimum of $35.0 million of unrestricted cash and cash equivalents. The Company expects to make the Cash Payment from its existing available cash on or about December 29, 2023.
“Since my appointment to Chief Executive Officer, we have implemented a comprehensive strategy to improve our cash flow and profitability, expand margins, rebuild our backlog and strengthen our pipeline of new business,” said Brad Kreger, CEO of Velo3D. “In addition to expense reductions, we have focused on optimizing our supply chain as well as implemented new sales and customer service strategies that position us well for 2024. Additionally, we have improved our liquidity and strengthened our balance sheet with the support of the secured note holders, who have agreed to amend certain terms of the existing debt, including the schedule of our debt payments. Also, the note holders have demonstrated their support of the Company by agreeing to make a $5 million equity investment in the Company as part of the $18 million registered direct equity offering we announced today. We expect the combination of our operational changes, debt relief and additional equity investment will provide the company with the resources needed to successfully implement and execute our business initiatives and strategic review process, both of which we firmly believe will result in the enhancement of shareholder value.”

A.G.P./Alliance Global Partners acted as exclusive financial advisor to the Company in connection with the Note Amendment.

About Velo3D:

Velo3D is a metal 3D printing technology company. 3D printing—also known as additive manufacturing (AM)—has a unique ability to improve the way high-value metal parts are built. However, legacy metal AM has been greatly limited in its capabilities since its invention almost 30 years ago. This has prevented the technology from being used to create the most valuable and impactful parts, restricting its use to specific niches where the limitations were acceptable.

Velo3D has overcome these limitations so engineers can design and print the parts they want. The company’s solution unlocks a wide breadth of design freedom and enables customers in space exploration, aviation, power generation, energy, and semiconductor to innovate the future in their respective industries. Using Velo3D, these customers can now build mission-critical metal parts that were previously impossible to manufacture. The fully integrated solution includes the Flow print preparation software, the Sapphire family of printers, and the Assure quality control system—all of which are powered by Velo3D’s Intelligent Fusion manufacturing process. The company delivered its first Sapphire system in 2018 and has been a strategic partner to innovators such as SpaceX, Honeywell, Honda, Chromalloy, and Lam Research. Velo3D has been named as one of Fast Company’s Most Innovative Companies for 2023.

Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1996. The Company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, statements regarding the Company’s comprehensive strategy to improve its operations, the Company’s strategic review process, the timing of the Cash Payment and the Company’s other expectations, hopes, beliefs, intentions, or strategies for the future. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. You should carefully consider the risks and uncertainties described in the documents filed by the Company from time to time with the Securities and Exchange

Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside the Company’s control and are difficult to predict. The Company cautions not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Velo, Velo3D, Sapphire, and Intelligent Fusion, are registered trademarks of Velo3D, Inc. Without Compromise, Flow and Assure, are trademarks of Velo3D, Inc.

All Rights Reserved © Velo3D, Inc.

Media Contact:
Dan Sorensen, Senior Director of Public Relations
press@velo3d.com

Investor Relations:
Bob Okunski, VP Investor Relations
investors@velo3d.com